Exhibit 16.1

November 8, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 (a) of Form 8-K dated November 4, 2004, of Hytek Microsystems, Inc. and are in agreement with the statements contained in paragraphs one, two, three and four on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP